EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-      ) and related Prospectus of Sangamo BioSciences, Inc. for the registration of 2,124,638 shares of its common stock and to the incorporation by reference therein of our report dated January 26, 2001, with respect to the financial statements and schedules of Sangamo BioSciences, Inc. included in its Annual Report on (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California
August 21, 2001